Allied Healthcare International Inc. Reports Fiscal 2007 Second Quarter Results

	Fiscal 2007	Fiscal 2006
	Second Quarter	Second Quarter
Revenue ($m)	$73.4	$71.1
Gross Profit ($m)	$23.1	$21.5
Gross Margin (%)	31.5%	30.3%
Diluted EPS ($)	$0.04	$0.06

NEW YORK--May 8, 2007-- Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI) has reported its second quarter 2007 results for the period ended March 31, 2007.

The Company generated revenues of $73.4 million for the quarter, compared with $71.1 million for the comparable period last year, an increase of $2.3 million or 3.2%.  Within the Flexible Staffing division, homecare services accounted for 66% of revenue, nursing homes for 13% and NHS for 13%, and the Allied Respiratory division accounted for 8% of revenue.  The increase was mainly due to a $3.1 million increase in revenue in the Allied Respiratory division, which was partially offset by a $0.8 million decline in revenue in the Flexible Staffing division.  As expected, Flexible Staffing revenue decreased as a result of the decline in demand from the NHS.  The decline was a result of overspending from the NHS Trusts in other areas that forced significant reductions in agency spending, as well as price pressures arising from the NHS Framework Agreements.  Changes in foreign exchange of $7.6 million also had a favorable effect on the quarter.

Operating income for the period was $4.0 million, including the benefit of a $0.5 million exchange gain, which is equal to the income reported for the comparable period last year.  However, interest charges of $1.3 million were $0.3 million higher than the same period in 2006, as a result of higher interest costs resulting from the refinancing in December 2006, although the actual debt was lower this quarter.  The exchange rate adversely impacted interest costs by $0.2 million.  The tax charge for the period totaled $0.8 million, which is based on a tax rate of 27.5%, compared with $0.6 million last year, which had a significantly lower tax rate of 18.5%.  Net income for the quarter was $2.0 million, or $0.04 per diluted share, compared with net income of $2.6 million, or $0.06 per diluted share for the second quarter last year.  Changes in foreign exchange of $0.2 million had a favorable effect on the quarter.

Gross profit for the quarter increased to $23.1 million, compared with $21.5 million for the comparable quarter last year, an increase of $1.6 million, or 7.4%.  Gross profit

1 of 3

margins for the quarter also improved to 31.5%, compared with 30.3% last year.  Gross margins for the Flexible Staffing division were 29.6% for the quarter, compared with 30.5% for the second quarter last year, which is mainly due to lower margins on NHS Framework Agreements.  Changes in foreign exchange of $2.4 million had a favorable effect on gross profit.

The Company's reported gross profit mix for the quarter is as follows: 65% homecare services, 12% nursing homes, 8% NHS, and 15% Allied Respiratory.

For the second quarter, the Company reported total selling, general and administration (SG&A) costs of $19.1 million, compared with $17.5 million for the comparable period last year, an increase of 9.1%.  The increase was entirely due to exchange rate movements of $1.9 million.  At constant exchange rates, the SG&A decreased $0.3 million due to cost savings of $0.7 million in the Company’s Flexible Staffing division, which was partially offset by additional costs in Allied Respiratory of $0.3 million.

Days sales outstanding (DSO) decreased to 30 days for the quarter ended March 31, 2007, compared with 32 days for the same quarter last year.

Timothy Aitken, Allied Healthcare Chairman and Chief Executive Officer, said, "The positive results this quarter reflect continued success in the homecare services market, as well as growth in the Allied Respiratory division.  The margin expansion in Allied Respiratory is a result of continued growth and efficiencies in this relatively new business, which now services over 14,000 patients.  We consider the majority of the challenges in the respiratory division to be behind us, and we expect to continue to make improvements to our operations as we move forward.”

“The impact of the recent significant changes in our organizational structure are now producing favorable results.  The goal to increase branch hours in the homecare services market is being achieved with the proactive involvement of new sales managers.  The corporate infrastructure is much improved, and as the Company moves forward, I am confident that the right team is in place to sustain future growth,” concluded Mr. Aitken.

On May 8, 2007 at 10:00EST, Allied Healthcare will host a conference call to discuss the financial and operating performance of its fiscal 2007 second quarter.  Those interested in listening to management's discussion of the results may join the call by dialing 866-334-3876 for domestic participants, and 416-849-4292 for international participants. Participants may also access a live webcast of the conference call through the "Investors" section of Allied Healthcare's website: www.alliedhealthcare.com.  A replay will be available for one week following the call by dialing 866-245-6755 for domestic participants, and 416-915-1035 for international participants.  When prompted, please enter passcode 845888.  The presentation will be available and archived on the Company’s website for 90 days.

2 of 3

About Allied Healthcare International Inc.

Allied Healthcare International Inc. is a leading provider of flexible, or temporary, healthcare staffing services in the United Kingdom.  Allied operates an integrated network of approximately 100 branches with the capacity to provide careers (known as home health aides in the U.S.), nurses and nurses aides to locations covering approximately 90% of the U.K. population.  The Company also supplies unified oxygen services, including concentrators, directly to customers in the South East of England and Northern Ireland, as well as cylindered gas in Scotland.  For more information, visit www.alliedhealthcare.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied's ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; our ability to meet the performance criteria of our respiratory therapy contract; the general level of patient occupancy at hospital and healthcare facilities of Allied's customers; dependence on the proper functioning of Allied's information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; the effect of the fluctuations in foreign currency exchange rates may have on our dollar denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Allied Healthcare International Inc.

David Moffatt, Chief Financial Officer

London: 20-7838-9922

davidmoffatt@alliedhealthcare.com

The Investor Relations Group

Adam Holdsworth/Katrine Winther-Olesen

212-825-3210

3 of 3

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006

Total revenues	$73,383	$71,098	$146,393	$146,953

Gross profit	23,139	21,537	45,597	45,262

Selling, general and administrative expenses	19,057	17,460	37,951	35,591

Operating income	4,082	4,077	7,646	9,671

Interest and other expense, net	1,313	940	2,326	1,876

Foreign exchange loss (gain)	2	(15)	(137)	26

Income before income taxes	2,767	3,152	5,457	7,769

Provision for income taxes	760	583	1,539	1,794

Net income	$2,007	$2,569	$3,918	$5,975
Basic and diluted net income per share of common stock	0.04	$0.06	$0.09	$0.13

Weighted average number of common shares outstanding:
Basic	44,957	44,944	44,957	44,903
Diluted	45,148	45,152	45,113	45,184